News Release

Exhibit 99-1

KEMET Reports Results of 3rd Quarter Operations

•      Net Sales were $228.5 million for the quarter, up 38.1% over the prior year and up 15.9% over last quarter

•      Net Income on a pro forma basis was $5.5 million or $.07 per share

•      Unfavorable mix resulting from growth in Asian markets reduced net income in spite of top line growth.

•                  Aggressive cost actions, including a 7% reduction of global headcount will, when fully implemented, save approximately $34 million annually.

Greenville, South Carolina (January 29, 2008) - KEMET Corporation (NYSE:KEM) today reported that net sales for the quarter ended December 31, 2007, were $228.5 million which is a 38.1% increase over the same quarter last year and 15.9% higher than the prior quarter. Net income before special charges was $5.5 million, or $0.07 per share, compared to a net income last quarter of $10.6 million, or $0.13 per share, and net income of $12.3 million, or $0.15 per share, for the same quarter last year.  On a U.S. GAAP basis, net loss was $(6.3) million, or $(0.07) per share, for the current quarter compared to net income of $4.0 million for the prior quarter and net income of $5.3 million for the same quarter last year.  KEMET also reports results before special charges because the results offer an alternative depiction of normal operations.  Comparisons to prior periods are as follows:

	Quarter Ended
	Dec 2007	Sep 2007	Dec 2006
	(In Millions, Except Per Share Data)

Net sales	$228.5	$197.1	$165.5

Before special charges (non-GAAP)
Net income	$5.5	$10.6	$12.3
Net income per diluted share	$0.07	$0.13	$0.15

After special charges (GAAP)
Net income/(loss)	$(6.3)	$4.0	$5.3
Net income/(loss) per diluted share	$(0.07)	$0.05	$0.06

“Revenue was up sequentially and year-over-year as a result of our purchase of the Arcotronics business on October 12, 2007,” stated Per Loof, Chief Executive Officer.  “Sales from our two newly acquired businesses of Evox Rifa and Arcotronics came in as planned.  We are now actively proceeding with the integration of these businesses and their customers into KEMET.  Sales from our core business were impacted by fluctuations in end market demand, and the fact that we were not able to make the planned shift in production to higher margin products.  Consistent with our long-term view, we continued to support our customer commitments in Asia even to the short-term detriment of our operating margins.”

“The Company’s current book-to-bill remains positive, and we continue to see a healthy backlog. This backlog is the highest I have seen since I joined KEMET almost three years ago, and we therefore believe it is in the Company’s best interests to selectively begin adding capacity.”

“The geographic and product mix trends which we saw starting in the September quarter continued to pressure our gross margin performance, even as we enjoyed very high booking levels.  However, a shift in focus to higher margin products is on plan, and should positively impact margins this quarter.”

“To further address the continued pressure on margins and as a part of our efforts to realize the synergies from our recent acquisitions, yesterday we announced a global reduction in force of approximately 385 employees.  The annualized savings from this action is approximately $16 million at a cost of about $7 million which will be recorded in the March 2008 quarter.  These savings will begin to have a positive impact on our pro forma profitability this quarter.  In addition, we announced last week a further reduction of 420 employees in Europe, and the relocation of these activities to our existing facilities in Batam, Indonesia; Matamoros, Mexico; Kyustendil, Bulgaria; and Suzhou, China.  These consolidations are planned to begin in June 2008, and will result in annualized savings of approximately $18 million once fully implemented.  While we find these actions very difficult, it is necessary in order to remain competitive in our global business environment.”

KEMET’s common stock is listed on The New York Stock Exchange under the symbol KEM. At the Investor Relations portion of the Company’s web site at http://www.KEMET.com/IR, users can subscribe to KEMET news releases and can find additional Company information.

OUR BUSINESS

The following statements are based on current expectations. These statements may contain forward-looking information, and consequently actual results may differ materially. Current global economic conditions make it particularly difficult at present to predict product demand and other related matters.

•      Net sales for the December 2007 quarter were $102.9 million for the Tantalum Business Group, $53.7 million for the Ceramic Business Group and $71.9 million for the Film and Electrolytic Business Group.

•      By region, 25.4% of net sales for the December 2007 quarter were to customers in the Americas, 39.7% were to customers in Asia Pacific, and 34.9% were to customers in Europe.

•      By channel, 46.0% of net sales for the December 2007 quarter were to distribution customers, 36.7% were to Original Equipment Manufacturing (OEM) customers, and 17.3% were to Electronics Manufacturing Services (EMS) customers. Average selling prices for the December 2007 quarter, adjusted for changes in product mix, were down approximately 2%.

•      Cash and cash equivalents decreased $25.3 million to $139.6 million during the three months ended December 2007, from $164.9 million at September 30, 2007. The decrease was due primarily to the purchase of Arcotronics ($29.7 million).  Adjusting for the impact of the Arcotronics purchase, the Company generated positive cash flow of $4.4 million during the December 2007 quarter.

•      During the December 2007 quarter, inventories increased $51.4 million to $222.6 million from $171.2 million at September 30, 2007 driven by the inclusion of Arcotronics with inventories at $39.8 million.  Raw materials and supplies increased $16.8 million in the December 2007 quarter, of which $10.6 million was due to Arcotronics, and work in process and finished goods increased $34.6 million including $29.2 million at the new acquisition.

	Fiscal Year Ended			Fiscal Quarter Ended
	Mar 2005	Mar 2006	Mar 2007	Mar 2007	Jun 2007	Sep 2007	Dec 2007
	(In Millions)
Raw materials and supplies	$47.5	$45.7	$54.6	$54.6	$76.5	$73.0	$89.8
Work in process and finished goods	86.4	79.4	99.3	99.3	107.6	98.2	132.8
Total inventory	$133.9	$125.1	$153.9	$153.9	$184.1	$171.2	$222.6

•      Capital expenditures for the December 2007 quarter were $11.9 million.  Depreciation and amortization expense in the quarter was $14.2 million. The Company anticipates capital expenditures for fiscal year 2008 of $50 to $55 million, including $7 million of capital expenditures at our new Film and Electrolytic Business Group facilities.  The Company anticipates depreciation and amortization expense for fiscal year 2008 of approximately $54.8 million.

	Fiscal Year Ended			Fiscal Quarter Ended
	Mar 2005	Mar 2006	Mar 2007	Mar 2007	Jun 2007	Sep 2007	Dec 2007
	(In Millions)
Additions to property, plant and equipment	$39.6	$22.8	$36.9	$10.5	$9.1	$15.8	$11.9

•      SG&A expense for the quarter increased $7.9 million to $28.1 million primarily as a result of $6.2 million in expense at Arcotronics.

•                  The level of R&D costs reflects the Company’s continuing efforts to be the “The Capacitance Company.”

	Fiscal Year Ended			Fiscal Quarter Ended
	Mar 2005	Mar 2006	Mar 2007	Mar 2007	Jun 2007	Sep 2007	Dec 2007
	(In Millions)
Selling, General & Administrative	$51.7	$49.7	$89.4	$23.1	$21.8	$20.2	$28.1
Research & Development	$26.6	$26.0	$33.4	$9.4	$9.1	$8.2	$8.6

•      Unusual tax expense for the quarter included $2.0 million resulting from changes in Mexican tax law and $3.2 million for asset disposals.  Each of these items was non-cash.

•      Other special charges for the quarter were primarily related to manufacturing moves to low-cost regions of Mexico and China, and reductions in force actions in Portugal and Germany, to reduce our costs and further capitalize on Lean Manufacturing initiatives.

Summary of special charges in the December 2007 quarter:

Fiscal Quarter
Ended
December 2007
(In Millions)

Manufacturing relocations to Mexico and China	$1.2
Reduction in workforce in Portugal and Germany	1.7
Business acquisition integration costs	1.8
Writedown of South Carolina manufacturing facility	0.9
Writedown of Germany manufacturing assets	0.9
Special charges	$6.5

QUIET PERIOD

Beginning April 1, 2008, KEMET will observe a Quiet Period during which the information provided in this news release and the Company’s quarterly report on Form 10-Q will no longer constitute the Company’s current expectations. During the Quiet Period, this information should be considered to be historical, applying prior to the Quiet Period only and not subject to update by the Company. The Quiet Period will extend until the day when KEMET’s next quarterly earnings release is published.

This release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. We intend that these forward-looking statements be subject to the safe harbor created by that provision. These forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals, and objectives. Our actual results may differ materially from these statements. These risks, trends, and uncertainties, which in some instances are beyond our control, include: risks associated with the cyclical nature of the electronics industry, the requirement to continue to reduce the cost of our products, the competitiveness of our industry, an increase in the cost of our raw materials, the location of several of our plants in international locations, and the possible loss of key employees. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in these forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by our Company or any person that the future events, plans, or expectations contemplated by our Company will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.

KEMET CORPORATION AND SUBSIDIARIES

CONSOLIDATED U.S. GAAP STATEMENTS OF OPERATIONS

(Dollars in Thousands Except Per Share Data)

Unaudited

	Three months ended		Nine months ended
	December 31,		December 31,
	2007	2006	2007	2006

Income Statement Data:
Net sales	$228,477	$165,519	$608,725	$501,637
Cost of goods sold	187,040	127,542	489,979	392,699
Selling, general and administrative expenses	28,096	21,207	70,114	66,373
Research and development	8,648	8,745	25,888	23,967
Restructuring charges	4,682	1,824	13,217	9,914

Operating income	11	6,201	9,527	8,684

Interest expense	3,799	2,334	8,484	5,064
Interest income	(1,859)	(2,359)	(5,076)	(3,922)
Other (income)/expense	(1,388)	183	(2,905)	(820)
Income tax expense	5,721	710	4,144	1,594
Minority interest	—	—	100	—

Net income/(loss)	$(6,262)	$5,333	$4,780	$6,768

Income/(Loss) Per Share Data:
Net income/(loss) per share:
Basic	$(0.07)	$0.06	$0.06	$0.08
Diluted	$(0.07)	$0.06	$0.06	$0.08

Weighted-average shares outstanding:
Basic	83,984,668	84,831,102	83,942,502	86,281,801
Diluted	83,984,668	84,919,235	84,163,133	86,436,140

KEMET CORPORATION AND SUBSIDIARIES

PRO FORMA RECONCILIATION OF RESULTS BEFORE SPECIAL CHARGES TO GAAP RESULTS

(Dollars in Thousands, Except Per Share Data)

Unaudited

	Three months ended December 31, 2007
	Before
	Special	Special	See	GAAP
	Charges	Charges	Note	Results
Net sales	$228,477	$—		$228,477
Cost of goods sold	187,040			187,040
Selling, general and administrative expenses	26,287	1,809	(1)	28,069
Research and development	8,648			8,648
Restructuring charges	—	4,682	(2)	4,682

Operating income/(loss)	6,502	(6,491)		11

Interest expense	3,799			3,799
Interest income	(1,859)			(1,859)
Other (income)/expense	(1,388)			(1,388)
Income tax (benefit)/expense	477	5,244	(3)	5,721
Minority interest	—			—

Net income/(loss)	$5,473	$(11,735)		$(6,262)

Income/(Loss) Per Share Data:
Net income/(loss) per share:
Basic	$0.07	$(0.14)		$(0.07)
Diluted	$0.07	$(0.14)		$(0.07)

Weighted-average shares outstanding:
Basic	83,984,668	83,984,668		83,984,668
Diluted	84,173,767	83,984,668		84,173,767

Notes:
(1) - Business acquisition integration costs were $1.8 million for the quarter ended December 31, 2007.

(2) - Restructuring costs were $4.7 million as follows:

Manufacturing relocation to Mexico and China	$1.2
Reduction in workforce in Portugal and Germany	1.7
Writedown of South Carolina manufacturing facility	0.9
Writedown of Germany manufacturing facility	0.9
Total restructuring charges	$4.7

(3) - Unusual tax expense of $4.4 million as follows:

Mexican tax law change	$2.0
Asset Disposals	3.2
Total unusual tax expense	$5.2

KEMET CORPORATION AND SUBSIDIARIES

PRO FORMA RECONCILIATION OF RESULTS BEFORE SPECIAL CHARGES TO GAAP RESULTS

(Dollars in Thousands, Except Per Share Data)

Unaudited

	Nine months ended December 31, 2007
	Before
	Special	Special	See	GAAP
	Charges	Charges	Note	Results
Net sales	$608,725	$—		$608,725
Cost of goods sold	489,979			$489,979
Selling, general and administrative expenses	67,550	2,564	(1)	$70,114
Research and development	25,888			$25,888
Restructuring charges	—	13,217	(2)	$13,217

Operating income/(loss)	25,308	(15,781)		9,527

Interest expense	8,484			8,484
Interest income	(5,076)			(5,076)
Other (income)/expense	(2,905)			(2,905)
Income tax expense	1,375	2,769	(3)	4,144
Minority interest	100			100

Net income/(loss) .	$23,330	$(18,550)		$4,780

Income/(Loss) Per Share Data:
Net income/(loss) per share:
Basic	$0.28	$(0.22)		$0.06
Diluted	$0.28	$(0.22)		$0.06

Weighted-average shares outstanding:
Basic	83,942,502	83,942,502		83,942,502
Diluted	84,163,133	83,942,502		84,163,133

Notes:
(1) - Business acquisition integration costs were $2.6 million for the nine months ended December 31, 2007.

(2) - Restructuring costs were $13.2 million as follows:

Manufacturing relocations to Mexico and China	$5.2
Reduction in workforce in Portugal, Germany and the U.S.	6.2
Writedown of South Carolina manufacturing facility	0.9
Writedown of Germany manufacturing assets	0.9
Total restructuring charges	$13.2

(3) - Unusual tax expense of $2.8 million as follows:

Texas tax law change	$(2.5)
Mexican tax law change	2.1
Asset disposals	3.2
Total unusual tax expense	$2.8

KEMET CORPORATION AND SUBSIDIARIES

CONSOLIDATED U.S. GAAP BALANCE SHEETS

(Dollars in Thousands)

Unaudited

	December 31, 2007	March 31, 2007
ASSETS

Cash and cash equivalents	$139,621	$212,202
Accounts receivable, net	192,970	108,830
Inventories	222,597	153,868
Prepaid expenses and other current assets	8,107	6,816
Deferred income taxes	3,016	5,181
Total current assets	566,311	486,897
Property, plant and equipment, net	462,183	349,174
Property held for sale	3,411	3,647
Long-term investments in marketable securities	—	45,767
Investments in affiliates	322	119
Goodwill	163,546	36,552
Intangible assets, net	32,285	14,260
Other assets	22,096	7,110

Total assets	$1,250,154	$943,526

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$98,623	$20,000
Accounts payable, trade	133,952	70,799
Accrued expenses	68,507	49,777
Income taxes payable	1,378	7,225
Total current liabilities	302,460	147,801
Long-term debt	300,580	238,744
Other non-current obligations	72,815	19,587
Deferred income taxes	1,648	1,636
Total liabilities	677,503	407,768

Common stock	882	882
Additional paid-in capital	324,437	321,059
Retained earnings	236,591	228,118
Accumulated other comprehensive income	53,714	30,418
Treasury stock, at cost	(42,973)	(44,719)
Total stockholders’ equity	572,651	535,758

Total liabilities and stockholders’ equity	$1,250,154	$943,526